Exhibit 10.1

May 2, 2024

Stephen Griffin

7030 Elizabeth Drive

McLean, VA 22101

Dear Stephen:

I am pleased to confirm our offer to you to join Anika Therapeutics, Inc. (“Anika” or the “Company”). We are excited about the prospect of having you join our team and look forward to the addition of your professionalism and experience to help the Company achieve its goals. This letter summarizes the initial terms of our offer for your employment with the Company.

Starting Position: Executive Vice President, Chief Financial Officer and Treasurer

Description of Duties: You will serve as a key member of the corporate leadership team. Your initial duties will include those intrinsic to your position, as described in the draft job description being provided to you with this offer letter and such other duties, reasonably consistent with your position, as may be assigned to you from time to time. Also, you shall be responsible for performing any duties assigned to you by or under the authority of the Company that are appropriate for an individual of your experience. You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company.

Reporting To: Cheryl Blanchard, Ph.D., President and Chief Executive Officer

Employment Date: Anticipated to be June 3, 2024 unless otherwise agreed upon

Initial Rate of Pay: $19,230.77 per bi-weekly payroll (which equates to an annualized rate of $500,000). You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time, and your compensation shall be subject to all applicable federal, state and local taxes and withholdings. Currently, paychecks are issued on alternating Fridays.

Bonus Eligibility: You will be eligible to receive a discretionary annual cash bonus. Your initial annual target bonus is 60% of your annualized base salary, subject to all applicable taxes and withholdings. Your eligibility for this bonus shall be subject to determination by the Board of Directors and based on the Company's performance and your personal performance against key objectives. Your actual bonus payout may be adjusted depending on your and the Company’s performance, at the sole discretion of the Company’s Board of Directors. Notwithstanding the above, for the 2024 bonus cycle only, you will be guaranteed at least 100% of your annual target bonus, and will be eligible to receive amounts above 100% in the discretion of the Company’s Board of Directors.

Equity Award: Subject to the approval of the Compensation Committee of the Board of Directors of the Company, you will be granted equity awards with an aggregate value of $2,000,000 as of the date of grant, split evenly between restricted stock units (“RSUs”) and premium-priced stock options (“PPISOs”), on the first business day of the subsequent month following your start date (“Grant Date”). The actual number of RSUs will be determined based on Anika’s average closing share price over the 20 trading days prior to the Grant Date (“Average Closing Price”) and the number of shares underlying the PPISOs will be determined using the Average Closing Price and applying the Company’s standard fair market valuation. The exercise price for the PPISOs will be set 10% above Anika’s closing price on the Grant Date, and these should be viewed as performance incentives. The RSUs and PPISOs will vest in three equal annual installments beginning one year from the grant date, subject to the terms of the grant, as long as you continue to be employed by Anika or one of Anika’s subsidiaries. Each of these awards will be granted under, and governed by, an Anika Therapeutics, Inc. equity plan and/or any applicable grant instruments. The awards referenced herein are offered as an inducement material to your entering into employment with the Company (within the meaning of Rule 4635(c)(4) of the Nasdaq Stock Market LLC Rules).

Benefits: You will be eligible to participate in the Anika employee benefit programs upon commencement of employment to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. This program currently includes comprehensive medical, vision and dental benefits, life and disability insurance, supplemental disability insurance, and a Section 125 Plan. You will be eligible to participate in our 401(k) Savings and Investment Plan at the first enrollment date (first day of each month) that is thirty (30) days following your date of hire. Unless you change the automatic contribution rate during your first thirty (30) days, you will be automatically enrolled at 5% contribution to take advantage of the full match. Under the current terms, the 401(k) plan entitles you to contribute up to the maximum limit established by the IRS. Furthermore, under the current 401(k) plan, the Company will match 140% of your contribution up to 5% of your eligible compensation or to the limit specified by the Internal Revenue Code. There is a four-year vesting schedule. The amount of the Company match is subject to the discretion of the Company. Your participation in the benefit plans will be governed by and subject to the plan terms as described in the official documents and Summary Plan Descriptions. Please note that the Company may alter, add to, modify or delete its benefits programs at any time.

Vacation: You are eligible for vacation days, which will accrue in accordance with Anika’s vacation policy, as may be modified from time to time, in the sole discretion of the Company. Subject to the current terms of accrual and use set forth in Anika’s policies, you will accrue four weeks of vacation during your first year of employment.

Termination of Employment:

1)	Resignation or Termination for Cause: Notwithstanding the at-will relationship between you and the Company, if you voluntarily resign employment or are terminated for “Cause” at any time, all compensation and benefits payable to you under this Agreement shall terminate on the date of termination of your employment.

For purposes of this offer letter, “Cause” shall mean any one or more of the following: (i) substantial and continuing neglect or inattention to your duties; (ii) willful misconduct or gross negligence in connection with the performance of such duties; (iii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in economic loss, damage or injury to the Company; (iv) the unauthorized disclosure of any trade secret or confidential information of the Company or any third party who has a business relationship with the Company or the violation of any non-competition covenant obligation with the Company; (v) the commission of an act which induces any customer or prospective customer of the Company to break a contract with the Company or to decline to do business with the Company; (vi) the commission of an act which induces any investor or prospective investor in any investment entity affiliated with or managed by the Company to break a contract with such investment entity or to decline to invest in such investment entity, (vii) the conviction of a felony involving any financial impropriety or which would materially interfere with the performance of services or otherwise be injurious to the Company; or (viii) the failure to perform in a material respect your services or duties without proper cause.

2)	Termination Without Cause: Termination of your employment without Cause, for “Good Reason,” or in conjunction with a Change in Control shall be regulated by the Executive Retention Agreement being provided with this Offer Letter, which shall be effective once executed upon your start date.

Confidentiality and Proprietary Rights Agreement: You understand that as a condition of your employment, you will be required to execute Anika's Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed. You further understand that the Anika Confidentiality and Proprietary Rights Agreement contains conditions that will survive the termination of your employment, regardless of the reason for that termination.

Arbitration: Except for any request by the Company or by you for temporary, preliminary or permanent injunctive relief from a court of competent jurisdiction to enforce or enjoin any portion of the Confidentiality and Proprietary Rights Agreement (which right shall remain in full force and effect following the termination of your employment with the Company), in the event of any dispute, controversy or claim arising out of or relating to this offer letter, your employment with the Company, or the termination of your employment including but not limited to, any claims arising out of M.G.L. ch.151B, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Small Necessities Leave Act, the Massachusetts Civil Rights Act (M.G.L. ch. 12), the Massachusetts Paid Sick Leave Act, the Massachusetts Paid Family Leave Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Equal Pay Act, or any other federal, state or local statute, regulation or ordinance that provides protection against employment discrimination, harassment or retaliation; any claims under the Fair Labor Standards Act or M.G.L. ch. 149, including without limitation the Massachusetts Wage Act, or any other federal, state or local statute, regulation or ordinance that provides protection against wage and hour and/or wage payment violations; any claims under the federal or state equal pay act; any tort and/or privacy claims, including those under the Massachusetts Privacy Statute (M.G.L. ch. 214), that dispute, controversy or claim shall, to the fullest extent permitted by law, be settled by binding arbitration before an arbitrator experienced in employment law. This arbitration provision does not waive or limit a right to file an administrative charge or to cooperate with an administrative agency (e.g., the National Labor Relations Board, the Equal Employment Opportunity Commission, or similar agencies). You also understand that you are not waiving rights under Section 7 of the National Labor Relations Act and will not be disciplined or threatened with discipline for exercising such rights. Said arbitration will be conducted in accordance with the Employment Dispute Resolution Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in Boston, Massachusetts, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed upon by the parties). Each party will pay the fees for his, her, or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. Unless otherwise prohibited by law, if you initiate arbitration, you are responsible for paying an initial filing fee of $200, or an amount equal to the applicable filing fee had the claim been brought in a court of law, whichever is less. However, in all cases where required by law, the Company will pay the Arbitrator’s and any fee for administering the arbitration. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties in accordance with applicable law, and any disputes regarding costs/fees associated with arbitration will be resolved by the Arbitrator. In the event that any person or entity other than you or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Arbitration as provided in this section shall be the exclusive, final and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Massachusetts, or federal law, if Massachusetts law is preempted. You acknowledge and understand that by agreeing to arbitrate, you are waiving any right to bring an action against the company in a court of law, either state or federal, and the right to a trial by jury, except as otherwise expressively set forth in this agreement.

Background Check and Drug Testing: You understand and agree that all employees are subject to a background check, including verification of education, and drug testing. You will be sent a link to the on-line information and release. This offer is conditioned on the background check and drug testing results being satisfactory to the Company.

Reference Checks: You also understand and agree this offer is contingent upon the completion of satisfactory reference checks in the sole discretion of the Company.

At-Will Employment: You, like everyone else at Anika, will be an at-will employee. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. In accepting this offer, you give us assurance that you have not relied on any agreement or representation, express or implied, with respect to your employment that is not set forth expressly in this letter. The terms of your employment will be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Representation Regarding Other Agreements: Finally, this offer is conditioned on your representation that you are not subject to any confidentiality or non-competition agreement, court order, or any similar type of restriction that would affect your ability to devote full time and attention to your work at Anika. You further agree that you will not disclose to, or use on behalf of, the Company any proprietary information of a third party without that party's consent.

Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work in the United States and on your providing to the Company proof of identification and authorization to work in the United States, in accordance with the Immigration and Control Act of 1986. Should you choose to accept this offer, as required by law, we must verify your employment eligibility on Form I-9 the day you begin your employment, so you will be asked to provide documentation that establishes your identity and authorizes you to work in the United States. Furthermore, if applicable, you must always maintain your visa status throughout your tenure with the Company, as it is Company policy to comply with all immigration laws and regulations. Please let the Company know if you have any questions concerning your visa status.

Company Policies and Procedures. As a further condition of employment, you will be required to abide by all Company policies and procedures, as in effect from time to time.

We feel you will be an outstanding addition to our organization and look forward to you joining the Anika team. If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter, the Anika Confidentiality and Proprietary Rights Agreement, and the Executive Retention Agreement, and return one copy of each back to me. This offer is valid until May 10, 2024.

Sincerely,

Cheryl Blanchard

President & CEO

Agreed and accepted:

03-May-2024
Stephen Griffin	Date

Enclosures:

Executive Retention Agreement

Confidentiality and Proprietary Rights Agreement Job Description